Exhibit 11.2

G r o u p D i r e c t i v e No.

1/2007

of the Chief Executive Officer of

Magyar Telekom Telecommunications Plc.

concerning the entering into effect and communication of Magyar Telekom Group’s Financial Code of Ethics to Treasury and Financial Managers

Prepared by: HR Operation Development Department

                                                Available at: Gemini/Dokinfo/vig-igut/1_vigut/Hun/2007

The personnel scope of this Group directive covers Magyar Telekom Telecommunication Plc’s (hereafter: Magyar Telekom Plc.) organisational units as per section 1.1. as well as all lines of business or business entities operating with Hungarian headquarters within its scope of operation in which Magyar Telekom Plc. has a direct or indirect ownership control.* (affiliate company)

* The majority influence prevails through Magyar Telekom Plc.’s majority or controlling ownership (i.e. member or shareholder of an affiliate company and entitled to elect and recall the majority of members of the affiliate company’s leading officials or supervisory board members, or, on the basis of an agreement executed with other members or shareholders of the affiliate company possesses over 50% of the votes).

Magyar Telekom Group’s Code of Ethics (hereafter: Code of Ethics) determines the basic principles of ethical conduct for all Group activities and relationships. Magyar Telekom Group’s managers engaged in financial management (hereafter: managers) bear a special responsibility for the protection of the interests of Magyar Telekom Group’s shareholders, customers and employees. In order to emphasize the above-mentioned responsibility the Financial Code of Ethics of Magyar Telekom Group (hereafter: Financial Code of Ethics) is being published by way of Attachment 1 of this group directive.

The enforcement of the Financial Code of Ethics shall be, within the framework of applicable law and corporate policy.

I hereby order that managers within the scope of this group-directive should follow the provisions of the Financial Code of Ethics in addition to and supplementing the Code of Ethics and Code of Conduct.

1.      General provisions

1.1.       The personnel scope of this group directive shall cover:

1.1.1.       Magyar Telekom Group’s managers classified as  S10, S11, S12, S13, S14, S15, V11 and V12 in the following areas:

•                  Magyar Telekom Chief Financial Officer’s governance area,

•                  Mobile Services Line of Business, Treasury and Controlling Directorate and its  Procurement Directorate,

•                  Corporate  Services Line of Business Financial Organisation,

•                  Wireline Services Line of Business, Financial Directorate,

1.1.2. as well as the Chief Executive Officer

1.1.3.and top and the subsequent reporting line’s financial and economic managers,

1.2.       The managers exercising employer’s rights are responsible to have the Financial Code of Ethics introduced to and to control compliance with by all managers specified in section 1.1. of this group directive, being employed or to be hired.

1.3.       Financial managers shall be obliged to sign a declaration of having familiarized with and their commitment to comply with the Financial Code of Ethics (Annex 2.) The Declaration shall be attached to the documents related to employment.

1.4.       The Financial Code of Ethics shall be applied within the frameworks of the relevant legislation and Magyar Telekom Plc.’s regulations.

1.5.       Apart from the Financial Code of Ethics the Code of Conduct and the Code of Ethics shall invariably apply to the managers and they shall be obliged to comply with them.

1.6.       The text of the Financial Code of Ethics shall be rendered available to every employee, contractual partner and customer by way of the Group’s intranet as well as its Internet Portal.

2.               Closing provisions

2.1.       This Group Directive shall become effective on the day of its publication.

2.2.       This Group Directive shall be sent to the organisations and affiliated companies of Magyar Telekom Plc. concerned.

2.3.       Affiliate companies shall be obliged to integrate into their own internal regulation—in an invariable form—the Financial Code of Ethics.

2.4.       The Board of Directors will provide for  amendment and updating of the Financial Code of Ethics within its own competence as it may be necessary in the future.

2.5.       I hereby order that the Group’s Human Resources Director shall take the necessary measures to have the contents of sections 1.2 and 1.3 complied with.

2.6.       Annexes of the Group Directive:

Annex 1. Magyar Telekom Group’s Financial Code of Ethics for Financial Managers

Annex 2. Declaration of Compliance with   Magyar Telekom Group’s Financial Code of Ethics for financial managers.

Budapest, January 8, 2007

Christopher Mattheisen

Chairman-CEO

signed by his own hands

This publication is authentic:

Annex 1.

of the  Group CEO Directive No. 1/2007.

Magyar Telekom Group’s

Financial Code of Ethics for Treasury and Financial Managers

1.               Honest and Ethical Conduct

1.1.        Magyar Telekom Group is committed to observe the highest requirements of ethical business conduct, and, accordingly, its treasury and financial managers (hereafter: manager) )(1) shall at all times display honest and ethical conduct in every respect while performing their workplace obligations.

(1) See section 1.1., CEO Directive 1/2007 for the list of treasury and financial managers.

1.2.        The manager shall always be obliged to maintain relationships aligned with the highest-level conduct and business standards with Magyar Telekom Group’s investors, customers, suppliers, employees and the authorities. As all Magyar Telekom Group’s employees, managers, too, must always exercise their best knowledge.

1.3.        In accordance with Magyar Telekom Group’s Code of Ethics the manager shall fully comply with all relevant paragraphs of the Code of Ethics and shall avoid even the appearance of any assumed non-compliance. Any potential or real incompatibility shall be immediately reported to the supervising manager or to his superior.

2.               Delivery of Information

2.1.        Every manager is accountable for demanding and assuring the completeness, correctness, precision of the information communicated in a commonly understandable and timely manner in the documents and reports which Magyar Telekom Group renders available or submits at the request of some governmental or regulatory organization or authority or brings to the notice of the public in any other way. This involves information extended to  stock exchanges (including Budapest and the New York Stock Exchange), the shareholders, employees and the public at large.

2.2.        In compliance with the Code of Ethics of the Magyar Telekom Group the managers must  observe the  confidentiality paragraphs of the Financial Code of Ethics .

2.3.        While discharging their duties, a manager shall not falsify facts. A manager is considered to falsify facts in particular in the following cases:

•                  Willfully including false or misleading statements in financial reports or files,

•                  Permitting others to do so or issuing an instruction to this effect,

•                  Failing to correct false or misleading financial reports or files,

•                  Signing any document or permitting others to sign a document that contains false or misleading information,

•                  Providing any misleading response or failing to respond to specific inquiry of Magyar Telekom Group’s external auditors.

3.             Compliance with Legislation

3.1.        A manager is obliged to take care that Magyar Telekom Group should comply with and respect all relevant laws in terms of their letter and spirit alike, as well as any rule and other provision that is valid in the legislative areas to which Magyar Telekom Group’s business activity belongs, including provisions concerning accounting and controlling activities. The obligation to comply with legislation also includes compliance with laws, rules, regulations and ethical standards that apply to cases when the manager personally trades Magyar Telekom Group’s shares, and, respectively, when the manager uses Magyar Telekom Group related information not intended for public use. Transactions in Magyar Telekom Group’s securities are governed by Magyar Telekom Group’s rules of insider trading that do not constitute a part of the Financial Code of Ethics. Every manager shall be obliged to provide their personal support towards promoting the basic group-level principle, on the basis of which information mentioned in statements or information of a financial nature shall be recorded in the fullest and most precise manner possible as prescribed by the relevant accounting regulations.

3.2.        It is also the managers’ responsibility to continuously operate and regularly assess at Magyar Telekom Group procedures that provide for the adequate indication of any event when somebody deviates from Magyar Telekom Group’s basic principle of requiring compliance with every relevant accounting regulation.

3.3.        The Financial Code of Ethics is not a collection of every law, regulation or standard that applies to Magyar Telekom Group and its employees.  It is the responsibility of each manager to adhere to all applicable requirements and prohibitions imposed by concerning laws, rules and regulations, including those relating to accounting and auditing matters.

4.             Internal settlement

4.1.           If any manager is concerned that any other manager or some other person acting upon the instruction of a manager acts or is in default through which the provisions of the Financial Code of Ethics may have been violated, the manager shall be obliged to immediately inform his/her own direct supervisor or the supervisor concerned. Any failure to do so shall amount to a violation of the Financial Code of Ethics. The reporting person may not suffer any repercussion for making a report in good faith.

4.2.           In addition to the above every manager shall be obliged to immediately inform his/her supervisor of any information the he/she learned especially with respect to the following:

•                  Any weakness or shortcoming in Magyar Telekom Group’s procedures that would detrimentally influence Magyar Telekom Group’s ability to record, process, compile, collect and enter its financial data into its books or, respectively, there is a good reason to believe that it might have an impact of this kind,

•                  Irrespective of the gravity or the amount concerned any fraud in which managers or any other employees are involved who play an important role in the preparation of Magyar Telekom Group’s financial statements or data servicing are involved,

•                  Violation of any law, regulation or standard with respect to Magyar Telekom Group or its operation if the violation has been committed by Magyar Telekom Group or any of its employees, consultants, contractual partners or agents,

•                  Unethical, dishonest or illegal conduct or action that violates the Code of Conduct, Code of Ethics, Financial Code of Ethics or any Magyar Telekom Group guideline if the person involved in it is an employee who plays a major role in the operation of Magyar Telekom Group’s financial reports, data servicing and related procedures.

5.             Accountability for Compliance with the Rules

5.1.           The manager shall be personally responsible for acting in compliance with the letter and the spirit of the provisions contained in the Financial Code of Ethics.

5.2.           Those violating the Financial Code of Ethics shall be accountable in accordance with the Labour Code, Civil Code and the internal regulations of Magyar Telekom Plc.

5.3.           The punishment used depending on the gravity of the act and the culpability of the employee may be: verbal or written warning, a detrimental legal consequence established on account of a failure to comply with an employment related obligation, termination of employment or any other legal consequence, in line with the legislative and internal rules.

5.4.           If the gross violation of obligation inflicts damage on the employer, employer may oblige the manager concerned to pay damages.

5.5.           Exemption from the provisions of the Financial Code of Ethics may be granted exclusively by the relevant order issued by the Board of Directors of Magyar Telekom Plc, which fact shall immediately be communicated publicly under the relevant legislation and stock exchange rules.

5.6.           The Board of Directors will provide for  amendment and updating of the Financial Code of Ethics within its own competence as it may be necessary in the future.

Annex 2.

of the Group CEO Directive 1/2007

STATEMENT
On Compliance with Magyar Telekom Group’s
Financial Code of Ethics for Treasury and Financial Managers

Statement of the Manager

I have read, understood and shall comply with the provisions contained in Magyar Telekom Group’s Financial Code of Ethics constituting Annex 1 of  the Group CEO Directive No. 1/2007.

Manager’s name:

Position:

Organisational unit:

Date:

Signed by the Manager

Certificate by the Supervisor Exercising Employer Rights

Supervisors exercising employer rights are responsible for having Magyar Telekom Group’s Financial Code of Ethics communicated and complied with. Taking all this into consideration the direct supervisor or the person authorised to do so certifies that the above-mentioned manager has had the chance to read Magyar Telekom Group’s Financial Code of Ethics and then confirm the same by affixing his signature.

Name of direct supervisor or another authorised person:

Position:

Organisational unit:

Date:

Signed by the Supervisor

Dear Supervisor,

Please forward the completed and signed form to the Strategic Personnel Department of the Group  Human Resources Branch.